Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-215833 (including Post-Effective Amendment No. 1 thereto) on Form S-3; Registration Statement Nos. 333-203201, as amended, 333-179310, 333-173660, 333-149757, 333-101202, as amended, 333-115976, as amended, 333-159586, as amended, and 333-105773, as amended on Form S-8; Post-Effective Amendment No. 1 to Registration Statement Nos. 333-32413-99, 333-49333-99, 333-38188-99, 333-60260-99 and 333-98271-99 on Form S-8; and Post-Effective Amendment No. 5 to Registration Statement No. 333-11329-99 on Form S-8 of CenterPoint Energy, Inc. of our report dated February 27, 2019, relating to the consolidated financial statements of Vectren Corporation and subsidiary companies appearing in this Current Report on Form 8-K of CenterPoint Energy, Inc. dated August 12, 2019.

DELOITTE & TOUCHE LLP

Indianapolis, IN

August 12, 2019